UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2013

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 3, 2013, QLT Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Mati Therapeutics Inc. (“Mati”), a development company founded by Robert Butchofsky, QLT’s former President & CEO, pursuant to which the Company sold its punctal plug drug delivery system (“PPDS”) technology (the “Technology”) to Mati. Under the terms of the Asset Purchase Agreement, QLT received a payment of $750,000 at closing and is eligible to receive potential payments upon the satisfaction of certain product development and commercialization milestones that could reach $19.5 million (or exceed that amount if more than two products are commercialized), a low single digit royalty on world-wide net sales of all products using or developed from the PPDS Technology and a fee on payments received by Mati in respect of the PPDS Technology other than net sales. The Asset Purchase Agreement also contains standard representations, warranties and covenants made by the parties and mutual indemnification obligations for breaches of representations, warranties, covenants and agreements contained in the Asset Purchase Agreement.

A copy of the Asset Purchase Agreement is attached as Exhibits 10.70 to this Current Report on Form 8-K. The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated by reference herein. The Company has sought confidential treatment for certain terms of the Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets.

All information required under Item 2.01 is incorporated herein by reference to Item 1.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description

10.70*	Asset Purchase Agreement between the Company and Mati Therapeutics Inc., dated April 3, 2013

*	Confidential treatment has been requested as to certain portions of this Exhibit. Such portions have been omitted and filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

	By:	/s/ Sukhi Jagpal
	Name:	Sukhi Jagpal
	Title:	Chief Financial Officer

Date: April 9, 2013